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Exhibit 21

KEY ENERGY SERVICES, INC.—SUBSIDIARIES LIST

        The following is a list of the significant subsidiaries of Key Energy Services, Inc. showing the place of incorporation or organization and the names under which each subsidiary does business. The names of certain subsidiaries are omitted as such subsidiaries, considered as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary/Doing Business As(1)	State of Incorporation/Organization
Key Energy Services, LLC(2)(3)	Texas
Key Energy Pressure Pumping Services, LLC	Texas
Key Energy Fishing & Rental Services, LLC	Texas
Key Energy Shared Services, LLC	Delaware
Key Energy Services S.A.	Argentina

(1)
Effective December 31, 2007, the Company performed an internal reorganization via merger of Moncla Well Service, Inc. and its subsidiary entities.

(2)
Key Energy Services LLC does business in North Dakota under the trade name Key Rocky Mountain Division—Key Energy Services, LLC.

(3)
Key Energy Services LLC does business in Nebraska under the trade name Key Rocky Mountain—Key Energy Services, LLC.

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  Exhibit 21
KEY ENERGY SERVICES, INC.—SUBSIDIARIES LIST